EXHIBIT 1.1


                        INVESCO UNIT TRUSTS, SERIES 1954

                                TRUST AGREEMENT

                             Dated: March 15, 2019

   This Trust Agreement among Invesco Capital Markets, Inc. as Depositor, The Bank of New York Mellon, as Trustee, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for each Trust in the "Statements of Condition" in the Prospectus.

   3. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth under "Essential Information" in the Prospectus.

   4. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth under "Essential Information" in the Prospectus.

   5. The term "Deferred Sales Charge Payment Dates" shall mean the tenth day of each month in the deferred sales charge accrual period as set forth under the applicable "Fee Table" in the Prospectus.

   6. Section 3.05(b)(i) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

         "On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) computed as of the close of business on the Record Date immediately preceding such Distribution Date. On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date such Unitholder's pro rata share of the balance of the Capital Account (except for moneys on deposit therein required to purchase Contract Securities). The Trust may provide the following distribution elections: (1) distributions to be made to the address of the Unitholder as it appears on the registration books of the Trustee or (2) distributions to be made to the designated agent for any reinvestment program when, as and if available to the Unitholder through the Depositor. If no election is offered by the Depositor or if no election is specified by the Unitholder at the time of purchase of any Unit, distribution of principal and income and capital gains, if any, shall be distributed as provided in (1) above. Any election other than a deemed election as described in the preceding sentence shall be by written notice to, and in form satisfactory to, the Trustee. Once a distribution election has been chosen by the Unitholder, such election shall remain in effect until changed by the Unitholder. Such change of election may be made by notification thereof to the Trustee at any time in form satisfactory to the Trustee. A transferee of any Unit may make his distribution election in the manner as set forth above. The Trustee shall be entitled to receive in writing a notification from the Unitholder as to his or her change of address."

   7. The Depositor's annual compensation rate described in Section 3.13 and the Supervisor's annual compensation rate described in Section 4.01 collectively shall be that amount set forth under "Supervisory, bookkeeping and administrative fees" in the "Fee Table" in the Prospectus.

   8. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                       ----------------------------------
                                 Vice President


                        INVESCO INVESTMENT ADVISERS LLC

                            By: /s/ JOHN F. TIERNEY
                       ----------------------------------
                     Vice President and Executive Director


                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                       ----------------------------------
                                 Vice President


                         SCHEDULE A TO TRUST AGREEMENT
                         SECURITIES INITIALLY DEPOSITED
                                       IN
                        INVESCO UNIT TRUSTS, SERIES 1954

     [Incorporated herein by this reference and made a part hereof is each "Portfolio" schedule as set forth in the applicable Prospectus.]